EXHIBIT 3.2

TCP INTERNATIONAL HOLDINGS LTD.

FORM OF AMENDED AND RESTATED

ORGANIZATIONAL REGULATIONS

A. Scope and Basis

1. These Organizational Regulations (the “Regulations”) are enacted by the Board of Directors of TCP International Holdings Ltd. (“TCP” or the “Company”) pursuant to Art. 716a and 716b of the Swiss Code of Obligations (“CO”) and Article 15 of the Company’s Articles of Association (the “Articles of Association”). The Regulations govern the corporate governance, internal organization and the duties, powers and responsibilities of the executive bodies of the Company and the Group. For the purposes of these Regulations, the Group shall mean the Company and its subsidiaries, whereby subsidiaries means all companies in which the Company holds directly or indirectly a majority of the voting rights or has the right to appoint a majority of the members of the Board of Directors.

2. The Company is a holding company of an international group of companies active in the lighting and related businesses. As such it performs strategic, financial and management functions not only for the Company itself but also with respect to the companies controlled by it.

B. Executive Bodies of the Company

3. The executive bodies of the Company are:

(a) the Board of Directors (the “Board”) consisting of its members (each a “Director”);

(b) the chairman of the Board (the “Chairman”);

(c) the Board Committees established from time to time pursuant to these Regulations (the “Board Committees”);

(d) the officers of the Company (the “Officers”); and

(e) the Chief Executive Officer of the Company (the “CEO”).

C. The Board of Directors

4. Organization. The Board elects a Chairman, a Vice-Chairman, and the members of the Board Committees from its members each year following the annual ordinary Shareholders Meeting of the Company (“Shareholders Meeting”).

The Board is comprised of three classes of directors (Class I, Class II and Class III) serving staggered terms. The Board shall determine the classes of its members; provided,

however, that each class shall include one independent director. The initial terms of each class expire as set forth below, and the successors to each class of directors shall be elected to hold office for a term of three years, so that the term of office for one class of directors shall expire in each year.

(a)	Class I Board members have initial terms of office expiring at the annual ordinary Shareholders Meeting in 2013;

(b)	Class II Board members have initial terms of office expiring at the annual ordinary Shareholders Meeting in 2014; and

(c)	Class III Board members have initial terms of office expiring at the annual ordinary Shareholders Meeting in 2015.

The Board further appoints a Company Secretary who does not need to be a director.

5. General Powers. The Board shall exercise its function as required by law, the Articles of Association, and these Regulations. The Board shall determine the principles of the Company’s and the Group’s business strategy and policies. The Board shall be authorized to pass resolutions on all matters which are not (i) reserved to the Shareholders Meeting by the Articles of Association, (ii) delegated to the CEO or the Officers, provided that applicable law allows such delegation, or (iii) the tasks reserved to any Board Committee by applicable law or these Regulations.

6. Non-Transferable Powers and Duties. The Board has the following (non-transferable) powers and duties:

(a)	Ultimately direct the Company and issue the necessary directives in accordance with applicable Swiss law and regulations;

(b)	Determine the Company’s organizational structure, including the enactment and amendment of these Regulations;

(c)	Organize the Company’s accounting principles, financial control and financial planning;

(d)	Appoint and recall the persons entrusted with the management and representation of the Company and to grant signatory power;

(e)	Ultimately supervise the persons entrusted with the management of the Company, in particular with regard to their compliance with applicable law, the Articles of Association, these Regulations and any ancillary regulations, directives, and guidelines of the Company;

(f)	Review and approve the business report and the financial statements and any required filings with regulatory authorities or stock exchanges as well as the Shareholders Meeting and the implementation of its resolutions;

(g)	Examine the professional qualifications of the Company’s auditors;

(h)	Inform the court if the liabilities of the Company exceed the assets of the Company (art. 725 of the CO);

(i)	Pass resolutions regarding the subsequent payment of capital with respect to non-fully-paid-in shares;

(j)	Pass resolutions confirming increases in share capital to the extent that such power is vested pursuant to Swiss corporation law in the Board and corresponding amendments to the Articles of Association;

(k)	Appoint and remove the CEO; and

(l)	Approve any agreements to which the Company is a party relating to mergers, demerges, transformations and/or transfers of assets, to the extent required under the Swiss Merger Act.

7. Transferable Powers and Duties. The Board has the following further powers and duties:

(a) Appraise the Company’s major risks;

(b) Propose reorganization measures to the Shareholders Meeting if half the share capital is no longer covered by the Company’s net assets;

(c) Approve the annual investment and operating budges as well as the long-term plan of the Company and the Group;

(d) Exercise shareholder rights in the Company’s subsidiaries, as well as ultimately control the business activities of the subsidiaries;

(e) Establish the Company’s dividend policy;

(f) Approve any registration statements, prospectuses, listing particulars, notices, and circulars to holders of the Company’s securities or recommendations in respect of any matters which may be submitted to holders of the Company’s securities;

(g) Review and approve the recommendations of the Board Committees;

(h) Respond to any approach regarding a takeover offer for the Company;

(i) To elect and propose the Chairman and Vice-Chairman of the Board from the members of the Board of Directors for appointment and removal (giving due consideration of the governance framework set forth in the Corporate Governance Guidelines of the Company) and the Secretary;

(j) Appoint and remove the members of the Board Committees and the Officers as well as determine their signatory power;

(k) Establish any code of ethics and business practice;

(l) Approve share buybacks of the Company;

(m) Pass resolutions concerning the establishment or closure of branches, subsidiaries, or representative offices in any form; and

(n) Take any and all other decisions or actions that are vested with the Board according to applicable law and that cannot be delegated.

8. Delegation of Other Duties. The Board herewith delegates all other duties, including the preparation and implementation of the Board resolutions as well as the supervision of particular aspects of the business in the sense of Art. 716a para. 2 CO and the management of the Company in the sense of Art. 716b CO to the CEO and the Officers.

The Board may, upon giving appropriate notice to the corporate body or individual to whom it has delegated any of its powers and duties, re-assume responsibility for such powers and duties.

9. Meetings. The Board shall convene as often as necessary, but no less than four times a year. Board meetings shall be held at such time and at such place as shall from time to time be determined by the Board. One of these meetings will be scheduled in conjunction with the Shareholders Meeting. The meetings shall be called by the Chairman or on his behalf by the Secretary. A meeting shall also be called by the Chairman upon the written request of a Board member indicating the items and the proposals to be submitted. The Chairman shall decide whether persons other than the Directors may attend a meeting.

Notice of meetings shall be given five days in advance in writing and the notice shall set forth the agenda. Each member of the Board may demand that items be placed on the agenda. The relevant request must be submitted in writing to the Chairman at least seven days before the meeting. Urgent items that are brought up after the notice of the meeting has been distributed may be discussed at the meeting. Resolutions on such matters can only be passed if all Board members attending the meeting agree. In urgent cases, the Chairman may call a meeting at short notice in writing or by other convenient means of communication.

Meetings of the Board may be held in person or by telephone conference or other means of direct communication provided that all participants are thereby able to communicate contemporaneously by voice with all other participants and participation in a meeting pursuant to this paragraph shall constitute presence in person at such meeting.

An executive session of independent non-executive directors may be held at each meeting of the Board at the request of any of the independent non-executive directors.

10. Board Resolutions. A quorum of the Board shall be constituted when a majority of the Directors are present in person or participate using some alternative means of instant communication, provided that at any meeting duly called, whether or not a quorum is present, a majority of the Directors present may adjourn such meeting from time to time and place to place without notice other than by announcement by the chairman of the meeting. At such meeting of the Board at which a quorum is present, all questions and business shall be determined by the affirmative of not less than a majority of the Directors present. A quorum of the Board shall not be required in order to record the implementation of a capital increase, to pass resolutions regarding the amendments of the Articles of Association entailed therewith, and to adopt the report on the capital increase.

The Board shall pass its resolutions with the relative majority of the votes cast whereby abstentions shall be disregarded for purposes of establishing the majority. In case of a tie of votes, the Chairman shall have a casting vote.

Resolutions may also be passed in writing, provided no Board member requests oral deliberation within 3 business days of notification of the proposal. To be valid, resolutions in writing must have been communicated to all Board members, and must have been approved in writing by a majority of the Board members. In urgent cases, the Board may pass written resolutions by e-mail or other electronic delivery, provided that all Board members have received the proposed resolutions and that none of the members requests that the matter be deliberated at a Board meeting. Any such written resolution shall be ratified by the Board at a subsequent meeting.

11. Board Minutes. The Board shall cause minutes to be made for the purpose of recording the proceedings at all meetings of the Board and the Board Committees, respectively. The minutes must be signed by the acting chairman of the Board or the Board Committee and the Secretary or such other person as may be designated by the acting chairman.

In the case of resolutions in writing, such writing qualifies as Board minutes if signed by all, including the dissenting, members of the Board and the Secretary.

12. Information and Reporting. Each member of the Board is entitled, at the Board meetings, to request and receive from the other Board members and from the management information on all affairs of the Company.

Outside of the Board meetings, each member of the Board may request information from the CEO on the general course of business and, upon approval by the Chairman, each member of the Board may obtain information on specific transactions and/or access to business documents.

13. Compensation. All independent non-executive members of the Board shall be paid an annual cash retainer for their services as Directors out of the funds of the Company. Such compensation, including any award of nonqualified stock options, restricted stock or restricted stock units to non-employee directors, shall be determined by the Board or by a committee of the Board if delegated by the Board. A non-employee director is defined as not being a full-time employee of the Company or any entity in the Group.

In addition to the above, the Directors shall be paid out of the funds of the Company all expenses reasonably incurred by them in the discharge of their duties, including their expenses of traveling to and from the meetings of the Board, meetings of the Board Committees, Shareholders Meetings, and separate meetings of the holders of any class of securities of the Company.

The Board may grant special compensation to any Director who performs any special or extra services to or at the request of the Company. Special compensation may be made payable to a Director who has performed any special or extra services in addition to his ordinary compensation (if any) as a Director.

D. Chairman and Vice-Chairman

14. Powers and Duties. The Chairman has the following powers and duties:

(a) organizing and preparing of the agenda for the Shareholders Meetings and Board meetings;

(b) presiding over the Shareholders Meetings and Board meetings;

(c) informing the full Board without delay of material extraordinary items;

(d) performing any other matters reserved by law, the Articles of Association, or these Regulations to the Chairman of the Board of Directors.

15. Authority. Should the Chairman be unable or unavailable to exercise his functions, his functions shall be assumed by the Vice-Chairman, or if the latter should also be unable or unavailable, another member of the Board appointed by the Board.

16. Special Committees. The Chairman or the Board may convene a “special committee” to review certain material matters being considered by the Board. The special committee will report their activities to the full Board.

E. Board Committees

17. General. The Board may delegate any of its powers to Board Committees consisting of such members of the Board as the Board thinks fit, and it may from time to time revoke such delegation or revoke the appointment of and discharge any Board Committee either wholly or in part, and either as to persons or purposes, but every Board Committee so formed shall in the exercise of the powers so delegated conform to any regulations that may from time to time be imposed upon it by the Board.

All acts done by any such Board Committee in conformity with such regulations and in fulfillment of the purposes for which it is appointed, but not otherwise, shall have the like force and effect as if done by the Board, and the Board shall have the power to remunerate the members of any such Board Committee and charge such remuneration to the current expenses of the Company.

The meetings and proceedings of any such Board Committee consisting of two or more members of the Board shall be governed by the provisions herein contained for regulating the meetings and proceedings of the Board so far as the same are applicable thereto and are not replaced by any regulations imposed by the Board pursuant to Section 15, paragraph 2 of these Regulations.

18. Individual Board Committees. The standing committee of the Board shall be the Audit Committee. In addition, the Board may convene the following committees:

(a) a Compensation Committee;

(b) a Nominating and Corporate Governance Committee; and

(c) any other Board Committee designated by the Board of Directors.

The purpose of the Audit Committee is to assist the Board in fulfilling its responsibilities to oversee the Company’s financial reporting process, including monitoring the integrity of the Company’s financial statements and the independence and performance of the Company’s internal and external auditors.

F. Chief Executive Officer

19. Powers and Duties. Subject to applicable law, regulations and stock exchange rules, the day-to-day executive management of the company shall be the responsibility of the Chief Executive Officer (or delegate in case the CEO is simultaneously a Director). The CEO shall have the primary responsibility for the executive management of the company, and shall directly report to the Board. In particular, the CEO shall have the following powers and responsibilities to:

(a) Head the executive management and convene and chair its meetings;

(b) Liaise between the Board and the executive management in all areas that are not reserved to the Chairman;

(c) Chair the meetings of the executive management;

(d) Supervise and prepare the implementation of the resolutions of the Board on the ultimate management of the Company;

(e) Supervise the development of the strategies of the Company by the executive management; and

(f) Supervise the formation for the top management of the Company.

The CEO shall regularly inform the Board at the Board meetings on the current course of the business and all major business matters of the Company.

G. Officers

20. Composition. The Officers of the Company shall be elected by the Board and shall include the CEO, a President and one or more Vice Presidents (who may be further classified by such descriptions as “Executive,” “Senior” or “Assistant” as determined by the Board), Treasurer, Controller, Secretary, and such other officers, as the Board may deem necessary or appropriate.

21. Powers and Duties. The executive management shall manage the operations of the Company and the overall business of the Group and shall control all employees of the Company. In particular, the executive management shall exercise the following duties and competences:

(a) Operationally manage the Group, implement the strategic business policy, implement these Regulations as well as draw up the necessary additional regulations and directives for approval by the Board as well as implement all approved regulations and directives;

(b) Manage and supervise all ongoing business and transactions of the Group within the framework of these Regulations save for decisions with an extraordinary importance which require prior approval by the Board;

(c) Prepare for approval by the Board and implement the accounting, financial control and the financial planning;

(d) Prepare and present the annual accounts, the quarterly balance sheet as well as the annual report to the Board and the subsidiary boards as well as periodical and legally required report to these boards on the course of business of the individual subsidiaries.

22. President. The President shall be appointed by the Directors and shall have such powers and perform such duties as the Board may assign.

23. Vice Presidents. Each Vice President shall have such powers and perform such duties as may be conferred upon him or her by the Board or determined by the CEO.

24. Treasurer. The Treasurer shall have the oversight and control of the funds of the Company and shall have the power and authority to make and endorse notes, drafts and checks and other obligations necessary for the transaction of the business of the Company except as otherwise provided in the Articles of Association.

25. Controller. The Controller shall have the oversight and control of the accounting records of the Company and shall prepare such accounting reports and recommendations as shall be appropriate for the operation of the Company.

26. Secretary. It shall be the duty of the Secretary to act as secretary at all meetings of the Board and to record the proceedings of such meetings in a book or books to be kept for that purpose. The Secretary shall see that all notices required to be given by the Company are duly given and served.

The Secretary shall have charge of the register of shareholders and also of the other books, records, and papers of the Company and shall see that the reports, statements, and other documents required by law are properly kept and filed; and the Secretary shall in general perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to such person by the CEO, the President, the Chairman of the Board or the Board.

27. Substituting Officers. The Board may from time to time authorize any Officer to appoint and remove any other Officer or agent and to prescribe such person’s authority and duties. Any person may hold at one time two or more offices. Each Officer shall have such authority and perform such duties, in addition to those specified in the Articles of Association, as may be prescribed by the Board from time to time.

28. Term of Office. Each Officer shall hold office for the term for which appointed by the Board, and until the person’s successor has been appointed and qualified or until such person’s earlier resignation or removal. Any Officer may be removed by the Board, with or without cause. The election or appointment of an Officer shall not in and of itself create contractual rights against the Company. Any Officer may resign at any time by giving written notice to the Board or the Secretary. Any such resignation shall take effect at the time specified therein or, if such time is not specified therein, then upon receipt of such notice, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

H. Conflicts of Interest

29. Conflicts of Interest. Subject to any applicable law or regulation to the contrary, a director or officer (i) may be a party to or otherwise interested in any contract, transaction or other arrangement with the Group, or in which the Group is otherwise interested, and (ii) may be a director or other officer of, or employed by, or a party to any contract, transaction or other arrangement with, or otherwise interested in, any company or other person promoted by the Group or in which the Group is interested, subject to declaring this interest and the approval and/or authorization of a majority of the disinterested directors of such contract, transaction or other arrangement.

(a) Subject to any applicable law or regulation to the contrary, it shall be a sufficient declaration of interest in relation to any contract, transaction or arrangement if the director or officer shall declare the nature of the director’s or officer’s interest at the first opportunity either (1) at a meeting of the board at which the question of entering into the contract, transaction or arrangement is first taken into consideration, if the director or officer knows this interest then exists, or in any other case, at the first meeting of the board after learning that he or she is or has become so interested or (2) by providing a general notice to each of the directors on the board declaring that he or she is an officer of or has a material interest in a person that is a party to a material contract or proposed material contract with the group and is to be regarded as interested in any transaction or arrangement made with that company or person.

(b) So long as, when it is necessary, a director or officer declares the nature of his or her interest in accordance with the Articles of Association and a majority of the disinterested directors approve and/or authorize the contract, transaction or arrangement, a director or officer shall not by reason of his or her office be accountable to the company for any benefit the director or officer derives from any office or employment to which the Articles of Association allow him or her to be appointed or from any transaction or arrangement in which the Articles of Association allow the director or officer to be interested, and no such contract, transaction or arrangement shall be void or voidable on the ground of any such interest or benefit.

(c) Upon declaring their interest, common or interested directors may be counted in determining the presence of a quorum and, subject to the Articles of Association, may vote at a meeting of the board or of a Committee thereof which considered or authorized the contract, transaction or arrangement.

I. General Provisions

30. Signatory Power. The Directors, Officers, and other persons authorized to represent the Company and the Group shall have single or joint signatory power, as determined appropriate by the Board.

31. Confidentiality. The Directors and Officers shall keep confidential all information and documents obtained in connection with the exercise of their function for the Company.

Upon termination of their function, the Directors and Officers shall without delay return to the Company all documents obtained in connection therewith.

32. Indemnification. The Company shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Company), by reason of his acting as a director, officer, employee or agent of, or his acting in any other capacity for or on behalf of, the Company, against any liability or expense actually and reasonably incurred by such person in respect thereof. The Company may advance the expenses of defending any such act, suit or proceeding in accordance with and to the full extent now or hereafter permitted by law. Such indemnification and advancement of expenses are not exclusive of any other right to indemnification or advancement of expenses provided by law or otherwise.

33. Insurance. The Company may procure Directors and Officers’ liability insurance for any person who is or was a director, officer, employee or agent of the Company and the Group, or is or was serving at the request of the Company as a director, officer, employee or agent of the Company and the Group of another company, partnership, joint venture, trust or other enterprise, or in a fiduciary capacity with respect to any employee benefit plan maintained by the Company, against any liability asserted against him in any such capacity, or arising out of his status as such. Any costs of such insurance shall be charged to the Company or its subsidiaries.

J. Final Provisions

34. Effectiveness. These Regulations shall become effective as of the date of approval by the Board.

35. Review and Amendments. These Regulations shall be reviewed and if necessary amended on a regular basis by the Board.

Approved by the Board of Directors in             on                                     .